SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 1)


                                Xcorporeal, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                    Common Stock, par value $.0001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    98400P104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 April 17, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [x]  Rule 13d-1(b)

          [ ]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

 CUSIP No. 98400P104
           ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Prime Logic Capital, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,569,757

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,569,757

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,569,757

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.6%

12.  TYPE OF REPORTING PERSON

     OO/IA

CUSIP No. 98400P104
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Marc Cummins

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,569,757

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,569,757

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,569,757

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.6%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No.   98400P104
            ---------------------

Item 1(a).  Name of Issuer:

            Xcorporeal, Inc.
            -------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            12121 Wilshire Boulevard, Suite 350
            Los Angeles, California 90025
            -------------------------------------------------------------------


Item 2(a).  Name of Person Filing:

            Prime Logic Capital, LLC
            Marc Cummins
            -------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Prime Logic Capital, LLC
            135 East 57th Street, 11th Floor
            New York, New York 10022

            Marc Cummins
            c/o Prime Logic Capital, LLC
            135 East 57th Street, 11th Floor
            New York, New York 10022
            -------------------------------------------------------------------


Item 2(c).  Citizenship:

            Prime Logic Capital, LLC - Delaware limited liability company
            Marc Cummins - United States citizen
            -------------------------------------------------------------------


Item 2(d).  Title of Class of Securities:

            Common Stock, par value $.0001 per share
            -------------------------------------------------------------------


Item 2(e).  CUSIP Number:

            98400P104
            -------------------------------------------------------------------


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Prime Logic Capital, LLC - 1,569,757 shares
          Marc Cummins - 1,569,757 shares
          -------------------------------------------------------------------

     (b)  Percent of class:

          Prime Logic Capital, LLC - 10.6%
          Marc Cummins - 10.6%
          -------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote
                Prime Logic Capital, LLC - 0
                Marc Cummins - 0
          -------------------------------------------------------------------

          (ii)  Shared power to vote or to direct the vote
                Prime Logic Capital, LLC - 1,569,757
                Marc Cummins - 1,569,757
          -------------------------------------------------------------------

          (iii) Sole power to dispose or to direct the
                disposition of
                Prime Logic Capital, LLC - 0
                Marc Cummins - 0
          -------------------------------------------------------------------

          (iv)  Shared power to dispose or to direct the
                disposition of
                Prime Logic Capital, LLC - 1,569,757
                Marc Cummins - 1,569,757
          -------------------------------------------------------------------


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         N/A
         -------------------------------------------------------------------


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

     Pursuant to a managed account agreement, Prime Logic Capital, LLC has voting and dispositive power over 926,920 shares of the Common Stock of Xcorporeal, Inc., par value $.0001 per share, held in the account of CPS Opportunities I, LLC.

         -------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         -------------------------------------------------------------------


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule s.pursuant to x240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         -------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          -------------------------------------------------------------------

Item 10.  Certifications.

     By signing below, the Reporting Persons certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    May 5, 2008
                                        ----------------------------------------
                                                        (Date)


                                        PRIME LOGIC CAPITAL, LLC*

                                        By: /s/ Marc Cummins
                                            --------------------
                                        Name: Marc Cummins
                                        Title: Managing Member


                                        MARC CUMMINS*

                                        /s/ Marc Cummins
                                        ------------------------


* These Reporting Persons disclaim beneficial ownership over the securities reported herein except to the extent of their pecuniary interest therein.

                                                                EXHIBIT A

                                    AGREEMENT


     The undersigned agree that this Amendment No. 1 dated May 5, 2008 relating to the Schedule 13G of the Common Stock of Xcorporeal, Inc., par value $.0001 per share, shall be filed on behalf of the undersigned.


                                        PRIME LOGIC CAPITAL, LLC

                                        By: /s/ Marc Cummins
                                            --------------------
                                        Name: Marc Cummins
                                        Title: Managing Member


                                        MARC CUMMINS

                                        /s/ Marc Cummins
                                        ------------------------


SK 25276 0003 879871